EX-99-B.4.26

ING Life Insurance and Annuity Company

ENDORSEMENT

This Endorsement is part of the Contract and the Certificates to which it is attached. The provisions of this Endorsement supersede any conflicting provisions in the Contract and the Certificates or in any prior endorsements. The purpose of this Endorsement is to amend the Contract and the Certificates to permit Roth after-tax contributions as described in Code Section 402A, if permitted by the Contract Holder.

In Part III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS, Individual Account(s), as endorsed, items (a) and (b) of the first paragraph are revised to read as follows:

(a)	Employer Pre-Tax Account: This Individual Account will be credited with employer Net Purchase Payments, if any, and the portion of any transfer or rollover contributions attributable to such amounts.

(b)

Employee Pre-Tax Account: This Individual Account will be credited with employee Net Purchase Payments, specifically employee salary reduction Purchase Payments, if any, and the portion of any transfer or rollover contributions attributable to such amounts.

In Part III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS, Individual Account(s), as endorsed, item (c) is added to the first paragraph as follows:

(c)

Employee Roth Account: This Individual Account will be credited with employee Net Purchase Payments, specifically employee Roth after-tax salary reduction Purchase Payments pursuant to Code Section 402A, if any, and the portion of any transfer or rollover contributions attributable to such amounts.

In Part III of the Contract and Part V of the Certificate, the following is added to Surrender Fee, as endorsed:

For the purpose of computing the Surrender Fee that applies to an Individual Account, the number of Purchase Payment Cycles completed will be computed as follows:

The Employer Pre-Tax Account, if any, will at all times be credited with the same number of Purchase Payment Cycles completed as the Employee Account with the greatest number of Purchase Payment Cycles completed.

If an Employee Roth Account or Employee Pre-Tax Account is established and the other type of Employee Account (either Employee Roth or Employee Pre-Tax) was already in existence, the new Employee Account will initially be credited with the same number of Purchase Payments as were made to the existing Employee Account. After a new Employee Account is established under this paragraph, the number of additional Purchase Payment Cycles credited from that point forward to either Employee Account will be based solely on the number of subsequent Purchase Payments, if any, made to that particular Employee Account. This could result in a different number of Purchase Payment Cycles completed for the Employee Roth Account compared to the Employee Pre-Tax Account.

The statement below is added to Contribution Limits, as endorsed:

Salary reduction contributions to the Employee Pre-Tax Account and the Employee Roth Account are aggregated for purposes of applying the applicable dollar amount permitted under Code Sections 402(g)(1) and 415.

The following is added to the Section entitled Loans, as endorsed:

(h)

Loan Availability: A loan is not available from the Employee Roth Account. The Employee Roth Account is excluded from the vested Individual Account Current Value for purposes of determining the amount available for loan. The amount available for a full or partial withdrawal from an Employee Roth Account will not be reduced by any outstanding loan balance. In the event of a loan default, no amount of the outstanding loan balance will be deducted from the Employee Roth Account.

E-ROTH403B-M-05	1

In Part III, the following is added to Surrender Value, as endorsed:

The amount surrendered of any portion or all of an Employee Roth Account Current Value will be excluded from income if it is a qualified distribution which means:

1.	the surrender occurs after the 5-taxable year period measured from the earlier of:

(a)

the first taxable year the Participant made a designated Roth contribution to any designated Roth account established for the Participant under the same applicable retirement plan as defined in Code Section 402A, or

(b)

if a rollover contribution was made from a designated Roth account previously established for the Participant under another applicable retirement plan, the first taxable year for which the Participant made a designated Roth contribution to such previously established account; and

2.	the surrender occurs due to a death benefit distribution to a beneficiary, disability as defined by the Code, or after attainment of age 59 1/2.

Endorsed and made part of the Contract and Certificate on the latest of January 1, 2006, the date the endorsement is approved, or on the effective date of the Contract or Certificate.

/s/ Brian D. Comer
President ING Life Insurance and Annuity Company

E-ROTH403B-M-05	2